EXHIBIT 99.1

Alabama National BanCorporation Announces

Intent to Delist from NASDAQ

FOR IMMEDIATE RELEASE – Birmingham, Alabama (February 7, 2008) – Alabama National BanCorporation (“ANB”) (NASDAQ/Global Select Market: ALAB) today announced that its Board of Directors approved the delisting of its common stock from NASDAQ in connection with the pending merger of ANB with and into RBC Centura Banks, Inc. (“RBC Centura”), a North Carolina bank holding company and a wholly owned subsidiary of Royal Bank of Canada. RBC Centura will be the surviving corporation in the merger. The merger is expected to be completed during Royal Bank of Canada’s second fiscal quarter, which runs from February 1 through April 30, 2008, subject to the receipt of remaining applicable regulatory approvals, the expiration of all regulatory waiting periods and the satisfaction of the other conditions contained in the merger agreement.

In accordance with the rules of the Securities and Exchange Commission and NASDAQ, ANB has provided written notice to NASDAQ of its intent to delist. ANB intends to file a Form 25 with the Securities and Exchange Commission on February 19, 2008, to effect the delisting. By operation of law, the delisting will be effective ten days after the filing of the Form 25. ANB reserves the right to delay the filing of the Form 25. If the merger is completed prior to the effective date of the delisting, trading of ANB common stock on NASDAQ will be suspended at that time.

ANB has not arranged for the listing of its common stock on another national securities exchange or for the quotation of its common stock in a quotation medium.

Further information regarding the foregoing is included in ANB’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About ANB

ANB is a bank holding company operating 103 banking locations through ten bank subsidiaries in Alabama, Florida and Georgia. Alabama subsidiaries include: First American Bank in north central Alabama; and Alabama Exchange Bank in Tuskegee. Florida subsidiaries are: Indian River National Bank in Vero Beach; First Gulf Bank, N.A. in Escambia County, Florida and Baldwin County, Alabama; Florida Choice Bank in metropolitan Orlando and central Florida; Community Bank of Naples, N.A.; CypressCoquina Bank in Ormond Beach; and Millennium Bank in Gainesville. ANB has two subsidiaries in Georgia: Georgia State Bank and The Peachtree Bank, both in metropolitan Atlanta. ANB provides full banking services to individuals and businesses. Commercial mortgage services, including the origination of permanent commercial real estate mortgage loans for various lenders, are provided by Byars and Company, a division of First American Bank. Brokerage services are provided to customers through First American Bank’s wholly owned subsidiary, NBC Securities, Inc. Investments are not bank guaranteed, not FDIC insured and may lose value.

About RBC Centura

RBC Centura, headquartered in Raleigh, N.C., offers a wide range of financial services and advice, including a complete line of banking, and mortgage services to individuals, businesses and public institutions throughout the Southeast. RBC Centura’s multi-faceted customer access network includes more than 340 full-service banking centers, an extensive ATM network, and telephone and Internet banking. In addition, RBC Centura offers builder finance products through its RBC Builder Finance division. According to SNL Financial, RBC Centura is the 45th largest U.S. bank based on assets as of August 2007. RBC Centura Banks, Inc. is a wholly-owned subsidiary of RBC, Canada’s largest bank as measured by assets and one of the world’s financial, social and environmental corporate leaders for the past eight years as on the Dow Jones Sustainability World Index. Additional information about RBC Centura may be found at www.rbccentura.com.

About RBC

Royal Bank of Canada (RY on TSX and NYSE) and its subsidiaries operate under the master brand name of RBC. RBC is Canada’s largest bank as measured by assets and market capitalization and one of North America’s leading diversified financial services companies. RBC provides personal and commercial banking, wealth management services, insurance, corporate and investment banking and transaction processing services on a global basis. RBC’s corporate support team enables business growth with expert professional advice and state-of-the art processes and technology. RBC employs approximately 70,000 full- and part-time employees who serve more than 15 million personal, business, public sector and institutional clients through offices in Canada, the U.S. and 36 other countries. For more information, please visit www.rbc.com.

Cautionary Statement Regarding Forward-Looking Information

This document may contain forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. ANB cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the anticipated schedule for the merger between ANB and RBC Centura and other statements that are not historical facts. Such forward-looking statements are necessarily estimates reflecting ANB’s best judgment based upon current information and involve a number of risks and uncertainties, and various factors could cause results to differ materially from those contemplated by such forward-looking statements.

The following factor, among others, could cause actual results to differ from those set forth in forward-looking statements: ANB’s ability to consummate the proposed merger with RBC Centura on the proposed terms and schedule, including the ability to obtain certain regulatory approvals. Additional factors that may affect future results are contained in ANB’s and RBC’s filings with the SEC, which are available at the SEC’s web site, http://www.sec.gov, including without limitation the risk factors set forth in the definitive proxy statement/prospectus filed by ANB and RBC with the SEC on December 17, 2007, ANB’s Annual Report on Form 10-K for the year ended December 31, 2006, ANB’s Quarterly Report for the period ended September 30, 2007 and RBC’s Form 40-F filed on November 30, 2007. ANB disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Additional Information and Where to Find It

In connection with the proposed merger, RBC has filed with the SEC a registration statement on Form F-4 (File No. 333-147789) (the “Registration Statement”) to register the RBC common shares to be issued to ANB stockholders in the proposed merger. The Registration Statement includes a definitive proxy statement of ANB dated December 14, 2007 that also constitutes a prospectus of RBC (the “Proxy Statement/Prospectus”). The definitive Proxy Statement/Prospectus was filed with the SEC on December 17, 2007. RBC and ANB have also filed, and may to continue to file, additional relevant materials with the SEC. The Registration Statement and the Proxy Statement/Prospectus contain important information about RBC, RBC Centura, ANB, the proposed merger and related matters. ANB stockholders are urged to read the Registration Statement, the Proxy Statement/Prospectus and any other relevant documents filed with the SEC, because they contain important information about the proposed merger. ANB stockholders may obtain a free copy of the disclosure documents (including the Registration Statement) and other documents filed by RBC and ANB with the SEC at the SEC’s website at www.sec.gov, from RBC’s Investor Relations department or from ANB’s Investor Relations department.

CONTACT:

Alabama National BanCorporation

William E. Matthews, V

Executive Vice President and Chief Financial Officer

(205) 583-3650